UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 14, 2014

Taxus Cardium Pharmaceuticals Group Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33635	27-0075787
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11750 Sorrento Valley Rd., Suite 250, San Diego, California	92121
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 436-1000

Cardium Therapeutics, Inc.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Years.

Effective March 17, 2013, Cardium Therapeutics, Inc., a Delaware corporation (the “Company”), changed its name to Taxus Cardium Pharmaceuticals Group Inc. The name change was made pursuant to Section 253 of the Delaware General Corporation Law by merging a wholly-owned subsidiary of the Company with and into the Company, with the Company as the surviving corporation in the merger.

In connection with the merger, the Company amended Article First of its amended and restated certificate of incorporation to change the Company’s name to Taxus Cardium Pharmaceuticals Group Inc. pursuant to the certificate of ownership and merger filed with the Delaware Secretary of State. A copy of the certificate of ownership and merger is attached as an exhibit to this report and incorporated herein by reference.

The name change occurred as part of the transactions contemplated by a Strategic Cooperation Agreement and a Stock Purchase Agreement, each dated February 28, 2014, between the Company and Shanxi Taxus Pharmaceuticals Co., Ltd. Additional information on the terms of the Strategic Cooperation and Stock Purchase Agreement can be found in the Company’s Current Report on 8-K filed with the SEC on March 3, 2014.

The Company’s common stock will continue to trade on the OTC Market. Outstanding stock certificates representing the shares of the Company’s common stock are not affected by the name change and they continue to be valid and need not be exchanged.

On March 17, 2014, the Company issued a press release announcing the name change. A copy of the press release is attached as Exhibit 99.1 hereto.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibit

3.1	Certificate of Ownership and Merger dated March 14, 2014.

99.1	Press release issued on March 17, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cardium Therapeutics, Inc.

By:	/s/ Christopher J. Reinhard
Christopher J. Reinhard
Chief Executive Officer

Date: March 18, 2014